Exhibit 5.1

Mayer Brown LLP
October 12, 2018	71 South Wacker Drive Chicago IL 60606 United States of America T: +1 312 782 0600 F: +1 312 701 7711 www.mayerbrown.com

Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064

Re:	Abbott Laboratories Deferred Compensation Plan
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Abbott Laboratories, an Illinois corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to an aggregate of $250,000,000 of unsecured obligations (the “Deferred Compensation Obligations”) of the Company to pay deferred compensation in the future in accordance with the Abbott Laboratories Deferred Compensation Plan (the “Plan”).

In rendering this opinion, we have examined such corporate records and other documents and we have reviewed such matters of law, as we have deemed necessary or appropriate.  We have assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.  In addition, we have assumed that the Plan will be effective at the time that the Deferred Compensation Obligations will be incurred by the Company.

Our opinion is subject to the effect of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, or other similar laws relating to or affecting the rights or remedies of creditors generally, (ii) the application of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity), and (iii) applicable law and public policy with respect to rights to indemnity and contribution.  In addition, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Illinois.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that the Deferred Compensation Obligations, when incurred pursuant to the terms and conditions set forth in the Registration Statement, the prospectus delivered to participants in the Plan and the Plan, will constitute the valid and legally binding obligations of the Company.

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the validity of the Deferred Compensation Obligations and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.  We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.

Sincerely,

/s/ Mayer Brown LLP